Exhibit 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

November 10, 2023
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Nukkleus Inc. (the Company) and reviewed financial statements for the periods ended March 31, 2023 and June 30, 2023. On November 3, 2023, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 10, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

November 10, 2023